Exhibit 10.1

CONSULTING AGREEMENT

This Agreement (the “Agreement”) is made and entered into by and between The Gymboree Corporation (the “Company”), Gymboree Holding, Ltd. (“Holding”), Giraffe Holding, Inc. (“Parent”) and Matthew K. McCauley (the “Consultant”) effective as of the 25th day of September 2012 (the “Effective Date”).

For and in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties agree as follows:

1. Term. Subject to earlier termination as hereinafter provided, the term of this Agreement shall be for the period commencing as of September 25, 2012 and ending September 24, 2014 (the “Term”).

2. Relationship of the Parties.

a. It is expressly understood and agreed by the parties that the Consultant is an independent contractor in the performance of each and every part of this Agreement and that nothing contained in this Agreement is intended, or shall be construed, to constitute the Consultant as the employee, partner or joint venturer of the Company or as constituting the exercise by the Company of control or direction over the manner or method by which the Consultant performs the services which are the subject of this Agreement.

b. The Consultant shall be an agent of the Company to the extent necessary for the Consultant to perform the Services (as defined below). Other than as set forth in the immediately preceding sentence, the Consultant shall have no right, power or authority in any way to bind the Company or any of its affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company.

3. Consultant’s Services.

a. During the Term, the Consultant shall provide consulting and advice in connection with the Company’s transition to a new permanent chief executive officer, support and advise Company executives as reasonably requested by the Company, and perform such other consulting services as the Company reasonably requests, subject to the limitations set forth in Section 2 above (collectively, the “Services”). The Consultant shall determine the method, timing, and means of performing the Services subject to the reasonable requests of the Company. The Consultant shall devote such business time as is necessary or desirable to fully perform hereunder.

b. The Consultant shall remain on the Board of the Directors of the Company and all boards of directors of affiliates of the Company on which he currently serves until the earliest of (1) the date on which a permanent chief executive officer commences employment with the Company or (2) such earlier date as is mutually agreed by the parties hereto.

c. The Consultant and the Company acknowledge and agree that, in providing the Services, the Consultant shall not be obligated to (i) expend any of his/her own funds or (ii) hire any employee or retain any agent.

4. Compensation.

a. During the Term hereof, as full compensation for all services performed by Consultant for the Company and its affiliates and subject to the Consultant’s performance hereunder, the Company shall pay the Consultant annual compensation of $250,000, which shall be payable on a monthly basis provided that Consultant is providing consulting services pursuant to this Agreement on the date of the payment.

b. As an independent contractor, the Consultant shall be solely responsible for all incidents of employment for himself/herself, including without limitation workers’ compensation insurance, unemployment insurance, withholding and payment of all federal, state, local and other income taxes and social security and Medicare taxes and other legally-required payments on sums received from the Company.

5. Repurchase of Units. Notwithstanding anything to the contrary in the Shareholders Agreement dated December 23, 2011 by and among, Holding, Parent, the Consultant and certain other parties (the “Holding Shareholders Agreement”), the parties hereto agree that Holding will repurchase the 600,003 shares of Class A common stock of Holding, 66,667 shares of Class B common stock of Holding and 6,998 shares of Class C common stock of Holding currently held by the Consultant (or, if applicable, his Management Call Group (as defined in the Holding Shareholders Agreement)) within 10 days of the latest date set forth on the signature page hereto for an amount equal to the aggregate price paid by the Consultant for such Units. Such repurchase shall be made in accordance with the procedures set forth in Section 5.2 of the Holding Shareholders Agreement.

6. Coordination and Cooperation.

a. The Company shall at all times during the Term:

(i) provide the Consultant with prompt access to their facilities, information, documentation, systems, officers and other personnel as is necessary or convenient for the performance of the Services by the Consultant;

(ii) cause their officers and other personnel to promptly cooperate and coordinate with the Consultant in order to facilitate the performance of the Services by the Consultant;

(iii) promptly make available such other reasonable resources to the Consultant as are necessary or convenient for the performance of the Services by the Consultant; and

(iv) promptly provide timely decisions and other input in order to facilitate the performance of the Services by the Consultant.

b. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information relevant to the provision of the Services hereunder and good faith efforts to mitigate problems.

7. No Eligibility for Employee Benefits. The Consultant understands that he/she is an independent contractor and, as such, neither he/she nor any dependent or other individual claiming through him/her will be eligible to participate in, or receive benefits under, any of the employee benefit plans, programs and arrangements maintained by the Company or any of its affiliates (collectively, the “Plans”). The Consultant hereby waives irrevocably any and all rights to participate in, or receive benefits under, any of the Plans. The Consultant agrees that he will never make a claim under any of the Plans. With respect to stock options granted to the Consultant prior to the Effective Date, the parties hereto agree that such stock options shall cease vesting on the Effective Date. The parties further agree that Consultant will be treated as a terminated employee for all purposes of the Holding Shareholders Agreement, the Amended and Restated Stockholders Agreement dated as of December 23, 2011 by and among Parent, the Company, the Consultant and certain other parties and the Giraffe Holding, Inc. 2010 Equity Incentive Plan.

8. Termination. Notwithstanding the provisions of Section 1 hereof, this Agreement shall terminate under the following circumstances:

a. Termination by the Company For Cause. The Company may terminate this Agreement without notice in the event that the Consultant breaches any material provision of this Agreement or the Consultant otherwise acts in a manner that is materially harmful to the business interests or reputation of the Company.

b. Termination by the Consultant. The Consultant may terminate this Agreement without notice in the event that the Company breaches any material provision of this Agreement.

9. Effect of Termination.

Upon termination of this Agreement in accordance with Section 8, the Company shall have no further obligations to the Consultant.

10. Restrictive Covenants.

a. Non-Competition. The Consultant agrees that the Company would likely suffer significant harm from his competing with the Company or any of its affiliates, and by accepting the payment set forth in Section 5 of this Agreement the Consultant agrees that he will not, commencing on the date hereof and continuing until the expiration of the Term, directly or indirectly, own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in, any third party or other entity (hereafter a “Person”), in any jurisdiction in which the Company or any of its affiliates does business, that is a children’s (under age 13) apparel specialty retailer (the “Restricted Field”), without the Company’s written consent. Notwithstanding the foregoing, the Consultant shall have the right to seek employment with a Person engaged in the Restricted Field if (i) such Person’s total activities and revenues in the Restricted Field represent less than twenty percent (20%) of such Person’s total activities and revenues and (ii) the Consultant is not hired to manage, oversee or be in any way associated with, and does not manage, oversee or become associated with, the Restricted Field. The Consultant shall, however, not be in default under this agreement solely by virtue of his holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of, or any other interest in, any body corporate or other entity whose shares are listed on any widely recognized stock exchange, the business of which is in the Restricted Field or is otherwise in competition, in whole or in part, with the business of the Company or any of its affiliates.

b. Non-Solicitation. The Consultant agrees that the Company and its affiliates would likely suffer significant harm from solicitation of employees of the Company, and by accepting the payments and benefits under this Agreement the Consultant agrees that he will not, commencing on the date hereof and continuing until the end of the 24-month period following the Consultant’s termination of the Services, whether on his own behalf or on behalf of any other Person, either directly or indirectly hire, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any person who is then employed by or otherwise engaged to perform services for the Company or any of its affiliates to leave that employment or cease performing those services.

c. Confidentiality. The Consultant agrees that he will continue to protect Confidential Information, as defined here, and that he will never, directly or indirectly, use or disclose it. As used in this agreement, “Confidential Information” means any and all information of the Company or any of its affiliates that is not generally known to others with whom it competes or does business. Confidential Information also includes all information received by the Company with any understanding, express or implied, that the information would not be disclosed.

d. Remedies. The Consultant agrees that it is impossible to measure in money the damages that will accrue to the Company or any of its respective affiliates in the event that he breach any of the restrictive covenants contained herein. In the event that the Consultant breaches any such restrictive covenant, the Company or any of its affiliates shall be entitled to an injunction restraining him from violating such restrictive covenant (without posting any bond). If the Company or any of its respective affiliates shall institute any action or proceeding to enforce any such restrictive covenant, the Consultant hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company or any of its affiliates’ right to require the Consultant to account for and pay over to the Company or any of its respective affiliates, and the Consultant agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by him as a result of any transaction constituting a breach of any of the restrictive covenants herein. In particular, but not in limitation of the foregoing, in the event that the Consultant violates the provisions of this Section 10 he hereby agree that, in addition to the cessation of benefits payable under Section 4 of this Agreement and other remedies permitted by law, the Company may require him to pay back to the Company any amount paid to him under this Agreement.

11. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Assignment. Neither the Company nor the Consultant may make any assignment of this Agreement or any interest herein, without the prior consent of the other party, provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Consultant in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any other person, corporation or other entity or transfer all or substantially all of its properties or assets to any other person or entity.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any Term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. All notices, requests, demands and other communications hereunder (except those in connection with the conduct of the Services in the ordinary course of business) shall be in writing and shall be deemed to have been duly given if delivered personally or by recognized overnight national delivery service, or if mailed, by United States certified or registered mail, prepaid, at the following addresses (or at such other addresses as shall be given in writing by the parties to one another as provided herein):

The Company:	The Gymboree Corporation 500 Howard St. San Francisco, CA 94105

The Consultant:	Matthew K. McCauley
At the address listed in the Company’s records

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, whether written or oral, with respect to the Services to be provided by the Consultant to the Company and all matters related thereto.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Consultant and by a duly authorized representative of the Company.

17. Captions and Counterparts. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

18. Governing Law and Venue. This Agreement is governed by Federal law and the laws of Delaware to the extent not preempted by Federal law. The parties agree that Delaware courts shall have exclusive jurisdiction and venue over any claim made by any of the parties hereunder. The parties further agree that the Delaware courts have personal jurisdiction over the parties to this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as an instrument by the Company, by its duly authorized representative, and by the Consultant, effective as of the date first written above.

THE GYMBOREE CORPORATION:		GIRAFFE HOLDING, INC.:

Name:	/s/ Jordan Hitch	Name:	/s/ Jordan Hitch
By:	Jordan Hitch	By:	Jordan Hitch
Title:	Managing Director	Title:	Managing Director
Date:	September 25, 2012	Date:	September 25, 2012

GYMBOREE HOLDING, LTD.:

Name:	/s/ Jordan Hitch
By:	Jordan Hitch
Title:	Managing Director
Date:	September 25, 2012

THE CONSULTANT:

/s/ Matthew K. McCauley
Matthew K. McCauley
Date:	September 25, 2012